Exhibit 99.1

PRESS RELEASE
For Immediate Distribution	Contact: Intrepid Potash, Inc.
William I. Kent
Phone: 303-296-3006

Intrepid Potash, Inc. Announces Preliminary First Quarter 2011 Sales and

Production Results, the Recognition of Income Associated with Deferred Insurance Proceeds, and a Capital Project Update

Denver, Colorado; April 14, 2011 — Intrepid Potash, Inc. (“Intrepid”) (NYSE:IPI) announced today preliminary sales and production results for the first quarter 2011, highlighted the recognition of income associated with deferred insurance proceeds and provided an update on certain capital projects.

Preliminary Sales and Production Results

On an unaudited basis, during the first quarter of 2011, Intrepid estimates that it produced between 230,000 and 240,000 tons of potash and sold between 190,000 and 200,000 tons of potash.  Potash production during the first quarter includes the seasonal production from the harvest of our Moab solar evaporation ponds.  Intrepid estimates its average net realized sales price for potash during the quarter was approximately $435 — $445 per ton.

Intrepid estimates that it produced approximately 25,000 — 35,000 tons of Trio® and sold approximately 45,000 — 55,000 tons of Trio®, with approximately half the sales being standard sized product.  Intrepid estimates that its average net realized sales price for Trio® during the quarter was approximately $195 — $205 per ton.

Intrepid reports “average net realized sales price” which is an operating performance measure commonly used in the potash mining industry.  Average net realized sales prices are derived by subtracting freight costs from gross sales revenue and then dividing this result by sales tons.

Intrepid expects to release its first quarter 2011 financial results after market close on Wednesday, May 4, 2011.

Recognition of Income Associated with Deferred Insurance Proceeds

During the first quarter of 2011, Intrepid completed the construction and commissioning of its product warehouses at its East mine surface facility and placed these assets into service.  Further, Intrepid finalized insurance settlement amounts related to its previous East product inventory warehouse, which was the result of an insurance claim from a wind event that occurred in 2006.  As a result, the amount of the Deferred Insurance Proceeds that were recorded as a deferred item on the Balance Sheet as of December 31, 2010, of $11.7 million, plus approximately $0.8 million of additional insurance proceeds, are expected to be recognized as income in the first quarter of 2011.  The total of approximately $12.5 million will be recorded as Insurance Settlements in Excess of Property Losses as income in the Other Income section of our Income Statement, in a manner consistent with the presentation in prior periods.  There is no cash impact associated with this event in the first quarter, as the previously deferred item was paid to the company prior to December 31, 2010, and the additional payment of approximately $0.8 million was paid to Intrepid in April 2011.

Langbeinite Recovery Improvement Project

In March 2011, Intrepid received its air quality-related construction permit for the dense media separation plant of its approximately $85 - $90 million Langbeinite Recovery Improvement Project, and subsequently commenced plant construction.  We currently expect the dense media separation plant to be in operation during the fourth quarter of 2011.  Intrepid is in the permitting process for the granulation plant of this project and is prepared to commence construction on this facility as soon as the permit is issued.  Prior to completion of this project, Intrepid continues to focus on increasing recoveries of Trio® back to historical levels and began to see an improvement in product recoveries beginning in March.

Intrepid is the largest producer of potash in the U.S. and is dedicated to the production and marketing of potash and Trio®, a product produced from langbeinite ore.  Intrepid owns five active potash production facilities — three in New Mexico and two in Utah.

Intrepid routinely posts important information about its business on its website under the Investor Relations tab.  The website address for Intrepid is www.intrepidpotash.com.

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Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding guidance, are forward-looking statements within the meaning of these laws.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that the expectations will be realized.  These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements.  These risks and uncertainties include: changes in the price of potash or Trio®; operational difficulties at our facilities; the ability to hire and retain qualified employees; changes in demand and/or production of potash or Trio®/langbeinite; changes in our reserve estimates; our ability to achieve the initiatives of our business strategy, including but not limited to the development of the HB Solar Solution Mine as a solution mine and the further development of our langbeinite recovery assets; weather risks affecting net evaporation rates at our solar solution mining operations; availability of water to our operations; changes in the prices of our raw materials, including but not limited to the price of chemicals, natural gas and power; fluctuations in the costs of transporting our products to customers; changes in labor costs and availability of labor with mining expertise; the impact of federal, state or local government regulations, including but not limited to environmental and mining regulations, and the enforcement of such regulations; obtaining permitting from applicable Federal and state agencies related to the construction and operation of assets; competition in the fertilizer industry; declines in U.S. or world agricultural production; declines in oil and gas drilling; changes in economic conditions; adverse weather events at our facilities; our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements;  disruptions in credit markets; our ability to secure additional federal and state potash leases to expand our existing mining operations; governmental policy changes that may adversely affect our business and the risk factors detailed in our filings with the U.S. Securities and Exchange Commission.  Please refer to those filings for more information on these risk factors.  These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of future events, new information or otherwise.